Exhibit 19.1

BBX CAPITAL, INC.

POLICY STATEMENT ON INSIDER TRADING

(as of December 17, 2024)

BBX Capital, Inc. (the “Company”) has established this policy for securities transactions, including buying, selling, donating or gifting our stock. This policy applies to all officers, directors and employees of the Company and its subsidiaries and prohibits each person who possesses material inside information from trading in our securities. This policy also applies to family members who reside with a covered person, other members of a person’s household and entities controlled by a person covered by this policy. The Company may also determine that other persons should be subject to this policy. Federal securities laws impose significant civil and criminal penalties on persons who improperly obtain or use material inside information in connection with a purchase or sale of securities. This policy and accompanying procedures arise from our responsibilities as a public company. It is important that you review this policy carefully. Compliance with this policy is necessary to protect the Company’s business and reputation and to prevent violations of law by you and by the Company and to avoid the appearance of impropriety.

References in this policy statement to the “Company” also refer to each of the Company’s subsidiaries.

EXPLANATION OF THE LAW

The federal securities laws prohibit engaging in transactions in the securities of the Company by any person who possesses material, non-public (or “inside”) information concerning the issuer of the security. The person in possession of such information is prohibited from engaging in transactions in securities of the issuer and from communicating the inside information to a third party, where improper trading can be anticipated, and from recommending that a third party engage in transactions in the securities. Transactions subject to this policy include purchases, sales and gifts of Company securities. These prohibitions apply to transactions in stock or any security issued by the Company or derivative securities not issued by the Company.

How do you know if information is “material”?

Information is material if a reasonable person would think that it is important in deciding whether to buy, sell or hold stock or other securities, or if the information could be expected to affect the market price of the stock or other security, whether it is positive or negative. Either good or bad information could be material. Common examples of information that will frequently be regarded as material include:

•	projections or estimates of future earnings or losses or other earnings guidance;
•	news of a pending or proposed merger or acquisition, or a tender offer or exchange offer;
•	news of a significant purchase or sale of property or assets or a pending or proposed joint venture;
•	changes in dividend policies or the declaration of a stock split or the offering of additional securities;
•	Company financial issues or a Company restructuring;
•	plans to repurchase securities or retire indebtedness;
•	changes in senior management;
•	significant new products or plans to enter significant new businesses;
•	the gain or loss of a substantial customer or supplier;
•	environmental or permitting problems affecting Company property;
•	pending threatened or resolution of significant litigation or regulatory proceedings or investigations; or
•	impending bankruptcy or financial liquidity problems.
•	bank borrowings or other transactions out of the ordinary course.
•	a change in auditors or notification that an auditor’s report can no longer be relied upon.
•

a significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; or

•	the imposition of an event-specific restriction on trading in Company securities or the securities of another company or the extension or termination of such restriction.

If you are unsure whether the information is material, you should assume it is material rather than risk violating the securities laws by trading while possessing the information.

What is “inside” information?

Information is considered “inside” information if it has not been publicly disclosed. The information may be about the Company or any subsidiary. Inside information may also include information that you learn about another company through your employment, such as information about current or prospective customers or suppliers or potential transactions.

Information is considered to be available to the public only (1) after it has been released to the public through appropriate channels (e.g., by means of a press release or SEC filing) and (2) enough time has elapsed to permit the investment market to absorb and evaluate the information. Once information has been released to the public, information will normally be regarded as absorbed and evaluated on the second business day after it is made public. You may determine whether information that you know has been disclosed by the Company in its public filings, which are available at www.sec.gov.

TRADING AND DISCLOSURE RESTRICTIONS

In order to prevent the misuse of material inside information and to avoid potential liability to the Company and its officers, directors and employees under the federal securities laws, the following restrictions on communications of inside information and on trading in Company stock and other securities generally, are to be observed by all employees, officers and directors.

1)

Company employees, officers and directors are prohibited from disclosing material inside information to anyone, inside or outside of the Company, other than to those within the Company who “need to know” such information in order to carry out their duties on behalf of the Company. If there is any doubt as to whether information can be disclosed or whether a person seeking the information has a legitimate business need to know, the Chief Financial Officer or other member of executive management should be consulted.

2)

Company employees, officers and directors may not engage in any transaction in any Company security for personal or “related” accounts while in possession of material inside information including gifts. Examples of personal and related accounts include IRA, 401(k), Keogh and similar accounts and accounts of a spouse, child or other relative that you have the ability to control. You are also prohibited from advising others to engage in transactions in the Company’s stock or relating to the Company’s securities, while you possess material, inside information. Further, once publicly disclosed, the information must be available to the public for at least two business days before trading is allowed.

3)	The restrictions described above also apply to the securities of any other company concerning which you possess material, inside information.

4)

The Sarbanes-Oxley Act of 2002 also requires the Company to absolutely prohibit all purchases, sales or transfers of Company securities by directors and executive officers during a pension fund blackout period. A pension fund blackout period exists whenever 50% or more of the plan participants are unable to conduct transactions in their accounts for more than three consecutive business days. These blackout periods typically occur when there is a change in the retirement plan’s trustee, record keeper or investment manager. You will be notified when these restricted trading periods are instituted.

5)

Company officers and directors who are subject to Section 16 of the Securities Exchange Act of 1934 (“Reporting Persons”) must pre-clear with the Chief Financial Officer all personal transactions (including gifts and transactions by others where the Reporting Person has a beneficial interest in the security involved). This includes sales of Company stock acquired upon exercise of Stock Options and elections to purchase or sell Company stock in the Company’s 401(k) plan.

6)

NO OFFICER, DIRECTOR OR EMPLOYEE WHO HAS ACCESS TO INFORMATION CONCERNING THE COMPANY’S OR ITS SUBSIDIARIES’ FINANCIAL PERFORMANCE SHALL ENGAGE IN ANY TRANSACTIONS INVOLVING THE COMPANY’S SECURITIES (PURCHASES, SALES, TRANSFERS, GIFTS ETC.) DURING THE PERIOD COMMENCING TEN DAYS BEFORE THE END OF ANY FISCAL QUARTER OF THE COMPANY AND ENDING AT THE END OF TWO FULL BUSINESS DAYS AFTER THE RESULTS OF OPERATIONS OF THE COMPANY FOR THAT FISCAL QUARTER HAVE BEEN ANNOUNCED (THE “RESTRICTED PERIOD”); PROVIDED FURTHER, THE CHIEF FINANCIAL OFFICER MAY AT ANY TIME NOTIFY INDIVIDUALS THAT THEY SHOULD REFRAIN FROM ENGAGING IN TRANSACTIONS WITHOUT DISCLOSING THE REASON FOR SUCH RESTRICTION; PROVIDED HOWEVER, THAT, SUBJECT TO THE OTHER PROVISIONS OF THIS POLICY, THE FOREGOING SHALL NOT PROHIBIT ANY SUCH OFFICER, DIRECTOR OR EMPLOYEE FROM ENTERING INTO A TRADING PLAN RELATING TO THE COMPANY’S STOCK IN ACCORDANCE WITH RULE 10b5-1 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, OR ANY SUCCESSOR RULE OR REGULATION THERETO, DURING THE RESTRICTED PERIOD PROVIDED THAT TRANSACTIONS IN THE COMPANY’S STOCK UNDER ANY SUCH PLAN SHALL NOT COMMENCE UNDER THE PLAN UNTIL THE EXPIRATION OF THE RESTRICTED PERIOD.

TRANSACTIONS UNDER COMPANY PLANS

This Policy does not apply in the case of the following transactions, except as specifically noted:

Stock Option Exercises. This policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock Awards. This policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The policy does apply, however, to any market sale of restricted stock.

401(k) Plan. This policy does not apply to purchases of Company securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company securities fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company securities fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company securities fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

Employee Stock Purchase Plan. This policy does not apply to purchases of Company securities in any employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This policy also does not apply to purchases of Company securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This policy does apply, however, to your election to participate in the plan for any enrollment period, and to your sales of Company securities purchased pursuant to the plan.

Dividend Reinvestment Plan. This policy does not apply to purchases of Company securities under the Company’s dividend reinvestment plan resulting from your reinvestment of dividends paid on Company securities. This policy does apply, however, to voluntary purchases of Company securities resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. This policy also applies to your sale of any Company securities purchased pursuant to the plan.

Other Similar Transactions. Any other purchase of Company securities from the Company or sales of Company securities to the Company are not subject to this policy.

Additional Procedures.

The Company has established additional procedures in order to assist the Company in the administration of this policy, to facilitate compliance with laws that prohibit insider trading while in possession of material nonpublic information and to avoid the appearance of any impropriety.

Pre-Clearance Procedures. The Officers and Directors of the Company and any of its subsidiaries as well as the family members and controlled entities of such persons may not engage in any transaction in Company securities without first obtaining pre-clearance of the transaction from the Company’s Chief Financial Officer. A request for pre-clearance should be submitted to the Chief Financial Officer at least two business days in advance of the proposed transaction. The Chief Financial Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to approve the transaction. If a person seeks pre-clearance and permission to engage in a transaction which is denied, then he or she should refrain from initiating the transaction.

Rule 10b5-1 Plans. Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this policy must enter into a Rule 10b5-1 plan for transactions in Company securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”) and must be in accordance with the Company’s “Guidelines for Rule 10b5-1 Plans.” If the plan meets the requirements of Rule 10b5-1, transactions in Company securities may occur even when the person who has entered into the plan is aware of material nonpublic information.

To comply with the Company’s policy, a Rule 10b5-1 Plan must be approved by the Chief Financial Officer (the “CFO”) or the CFO’s designee and meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans,” which may be obtained from the CFO. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 plan. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plans during any 12-month period. Directors and officers must include a representation in their Rule 10b5-1 plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.

Any Rule 10b5-1 Plan must be submitted for approval 10 days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

This policy continues to apply to transactions in Company securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not engage in transactions in Company securities until that information has become public or is no longer material.

CONSEQUENCES FOR VIOLATIONS

Transactions in the Company’s securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then engage in transactions in the Company’s securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities, as well as enforcement authorities in foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

Further, an individual’s failure to comply with this policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

APPLICATION

This policy statement applies to BBX Capital, Inc. and all of its subsidiaries. This policy supplements the Company’s employee and other similar codes/policies/manuals.